As filed with the Securities and Exchange Commission on November 8, 2019

Registration No. 333-213074

Registration No. 333-213076

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT (REG. NO. 333-213074)

FORM S-3 REGISTRATION STATEMENT (REG. NO. 333-213076)

UNDER THE SECURITIES ACT OF 1933

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0552594
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

301 Penobscot Drive

Redwood City, California 94063

(650) 556-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey T. Elliott

Chief Financial Officer

Genomic Health, Inc.

441 Charmany Drive

Madison, WI 53719

(608) 535-8815

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Genomic Health, Inc., a Delaware corporation (the “Company”):

•                  Registration Statement on Form S-3 (No. 333-213074 ), filed with the SEC on August 11, 2016, pertaining to the registration of the following securities of the Company having an aggregate initial public offering price of up to $350,000,000: (a) debt securities (“Debt Securities”), (b) shares of common stock, par value $0.0001 per share (“Common Stock”), (c) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), in one or more series, (d) depositary shares evidenced by depositary receipts, each representing fractional interests in Preferred Stock (“Depositary Shares”) and (e) warrants to purchase Debt Securities, Preferred Stock, Common Stock, Depositary Shares, or any combination thereof; and

•                  Registration Statement on Form S-3 (No. 333-213076), filed with the SEC on August 11, 2016, pertaining to the registration of 13,650,835 shares of Common Stock for offer and resale by certain selling stockholders named in the prospectus from time to time.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unsold securities of the Company pursuant to the above-referenced Registration Statements.

On November 8, 2019, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated July 28, 2019 by and among Exact Sciences Corporation, a Delaware corporation (“Exact Sciences”), Spring Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Exact Sciences (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Exact Sciences (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance or resale but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, in the State of Wisconsin on November 8, 2019.

GENOMIC HEALTH, INC.

By:	/s/ Jeffrey T. Elliott
Name: Jeffrey T. Elliott
Title: Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.